Exhibit 21.1

Subsidiaries of Stratagene Corporation

NAME	JURISDICTION OF FORMATION

Stratagene	California
SHC Acquisition Sub, Inc.	Delaware
Stratagene Japan KK	Japan
BioCrest Corporation	Delaware
BioCrest, BV	The Netherlands
BioCrest Logistics, BV	The Netherlands
BioCrest Management, L.L.C.	Delaware
BioCrest Limited, L.L.C.	Delaware
BioCrest Manufacturing, L.P.	Delaware
BioCrest Sales, L.P.	Delaware

The following entities will become subsidiaries of Stratagene Corporation in connection with the acquisition of the assets of BioCrest Holdings, L.L.C. as described in the registration statement:

NAME	JURISDICTION OF FORMATION

Phenogenex, L.L.C.	Delaware
Iobion Informatics, L.L.C.	Delaware
Iobion Informatics (Canada) Ltd.	Canada
Iobion Management, L.L.C.	Delaware
Iobion Limited, L.L.C.	Delaware
Iobion, L.P.	Texas